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                                                                    EXHIBIT 99.1

                                               For further information, contact:
                                                                  Maija Jacobson
                                                         Fleishman-Hillard, Inc.
                                                                  (312) 751-4193
                                                          jacobsom@fleishman.com

FOR IMMEDIATE RELEASE

                         INSMED INCORPORATED ANNOUNCES
             POSITIVE RESULTS FOR TWO KEY PHASE II CLINICAL TRIALS

RICHMOND, VA -- (February 27, 2001) - Insmed Incorporated (Nasdaq: INSM) announced today positive results in two key Phase II clinical trials, one in obese women with polycystic ovarian syndrome (PCOS) and one in dyslipidemia in non-diabetic subjects, for its lead oral insulin sensitizer, INS-1.

In a multi-center trial in women with PCOS, the data demonstrated a statistically significant improvement in ovulation and corroborates the company's previously reported findings, as published in the New England Journal of Medicine (Nestler, J.E., et al. Ovulatory and Metabolic Effects of D-Chiro-Inositol in the Polycystic Ovary Syndrome. N Engl J Med 1999: 340: 1314-20). An improvement in lipid profiles was observed in non-diabetic dyslipidemic subjects. The company previously observed that INS-1 has a favorable effect on lipid profiles in subjects with Type 2 diabetes.

"These trials confirm the efficacy of INS-1 and continue to meet the goals of our Phase II program in that they have defined the subject population and the effective dose response of the drug," said Geoffrey Allan, Ph.D., president and chief executive officer of Insmed. "Furthermore, the dyslipidemia data is
intriguing and warrants further investigation.    Both trials have provided us
with valuable information that will be of enormous benefit as we proceed with our comprehensive clinical program."
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PCOS TRIAL IN OBESE WOMEN
-------------------------

This trial was a double-blind, placebo-controlled, dose range-finding study designed to evaluate the incidence of hyperandrogenic anovulation in women diagnosed with PCOS, and the effects of INS-1 in this population. Two hundred twenty-three (223) subjects received a single, daily oral dose of INS-1 (300mg, 600mg or 1200mg) or placebo for two months. The key findings from this trial were as follows:

     Seventy-one (71) obese anovulatory women were found to be hyperandrogenic, based on serum testosterone measurements. Sixty-seven (67) of these women completed at least one month of INS-1 administration;

     In this population, a statistically significant difference in ovulation rates between the treatment groups was observed (Placebo 18 percent, 300 mg 6 percent, 600 mg 32 percent, and 1200 mg 44 percent; p*0.05);

     In those women who received INS-1 and ovulated, a corresponding, statistically significant reduction in both free and total serum testosterone concentrations was observed (1200 mg/day: 22 percent reduction in free testosterone and 20 percent reduction in total testosterone, p*0.05); and

     INS-1 was well tolerated in all subjects. No serious drug-related adverse events were reported.

Insmed intends to submit the results of this trial for presentation at the American Society for Reproductive Medicine annual meeting to be held October 2001.

DYSLIPIDEMIA TRIAL
------------------

This Phase II trial was an exploratory, double-blind, placebo-controlled study designed to evaluate the effects of INS-1 on lipid profiles in non-diabetic dyslipidemic subjects. Sixty-one (61) subjects received a single, oral daily dose of 1200 mg of INS-1 for three months. The key findings from this trial were as follows:

* Less than


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     In placebo treated subjects, LDL cholesterol levels significantly worsened over the course of the study (an increase of 14 mg/dL, p*0.05) whereas in subjects receiving INS-1, there was no significant change. In those subjects with elevated LDL cholesterol (**130mg/dL) at the beginning of the study, treatment with INS-1 caused a significant improvement when compared to placebo (a decrease of 21 mg/dL compared to an increase of 30 mg/dL, p*0.05);

     In placebo-treated subjects, a trend toward a modest elevation of total cholesterol levels over the course of the study was observed, whereas triglyceride levels did not change. In subjects treated with INS-1, there was no change in total cholesterol. However, a significant reduction from baseline triglyceride levels was observed;

     Apolipoprotein B levels decreased by 9 mg/dL (p*0.05) in the INS-1 treated group compared with no significant reduction in the placebo group; and

     The drug was well tolerated in all subjects. No serious drug-related adverse events were reported.

CONFERENCE CALL
---------------

Insmed's management team will host a conference call tomorrow, Wednesday, February 28 at 9:00 a.m. EST to discuss these results. The dial-in number is 800-289-0493 (domestic) or 913-981-5510 (international). The reference code is 433360. A replay of the call will be available from 12:00 p.m. EST, Wednesday, February 28 through 12:00 p.m. EST, Wednesday, March 7, 2001. The replay dial-in number is 888-203-1112 (domestic) or 719-457-0820 (international). Please use the above reference code to access the replay.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the discovery and development of pharmaceutical products for the treatment of metabolic diseases and endocrine disorders associated with insulin resistance. Further information is available at www.insmed.com.
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                                     # # #

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected

*  Less than
** Greater than
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financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release.